Exhibit 26 (n) i.

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Massachusetts Mutual Life Insurance Company and

Policy owners of Massachusetts Mutual Variable Life Separate Account I:

We consent to the use in this Post-Effective Amendment No. 19 to Registration Statement No. 333-50410 on Form N-6 of our report dated February 26, 2009 with respect to the statement of assets and liabilities of Massachusetts Mutual Variable Life Separate Account I as of December 31, 2008 and the related statements of operations and changes in net assets for each of the years or periods in the two-year period then ended and the financial highlights for each of the years or periods in the five-year period then ended and of our report dated February 20, 2009 with respect to the statutory statements of financial position of Massachusetts Mutual Life Insurance Company “the Company” as of December 31, 2008 and 2007 and the related statutory statements of income, changes in surplus, and cash flows for each of the years in the three-year period ended December 31, 2008, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

Our report dated February 20, 2009 includes explanatory language that states that the Company changed its method of accounting for other-than-temporary impairments of structured securities as of July 1, 2008. In addition, that report includes explanatory language that states that the Company prepared the statutory financial statements using statutory accounting practices prescribed or permitted by the Commonwealth of Massachusetts Division of Insurance, (“statutory accounting practices”) which practices differ from U.S. generally accepted accounting principles. Accordingly, our report states that the Company’s statutory financial statements are not presented fairly in conformity with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in conformity with statutory accounting practices.

/s/ KPMG LLC

Hartford, Connecticut

April 27, 2009